Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE (with photo)

TO:	Media Contacts

FROM:

DATE:	November 4, 2005

Virginia Dunn Joins Uwharrie Capital Corp

As Executive Vice President and Chief Financial Officer

Albemarle, NC — Roger Dick, President and Chief Executive Officer of Uwharrie Capital Corp, is pleased to announce that Virginia Dunn (Ginny), a highly experienced financial executive in this region, has joined the company as Executive Vice President and Chief Financial Officer. “We are fortunate that Ginny has made the decision to become a part of the Uwharrie Capital Corp team, and feel she brings much expertise and depth to our company as we continue to develop and move our company forward. Her primary focus will be in the areas of development of management information systems, design of performance based pay plans, asset/liability modeling, capital strategies, funds management and various training aspects within our company.”

Ginny has a diverse business background, focusing on financial services and real estate. Upon graduating magna cum laude from Duke University, she joined the Big Four firm of Deloitte & Touche, as a CPA working in the Baltimore-Washington, D.C. region and later in Charlotte. She has held executive financial management positions in both the real estate and community banking sectors. In Charlotte, Ginny served as the Chief Financial Officer of a real estate investment trust (REIT) and a commercial real estate firm.

Page Two

News Release – Ginny Dunn

November 4, 2005

On joining the Uwharrie Capital Corp family, Ms. Dunn commented, “It is a privilege to join such a talented and dedicated group of individuals whose desire to benefit the local community is at its core. I am impressed by the full array of banking, investment, and insurance services that are offered by Uwharrie Capital Corp’s various components and I look forward to making a contribution to the Company and the communities it serves.”

Ginny is a Baltimore native and her husband, Bob, grew up in Raleigh. They now live in the Charlotte area and have a son, Brad, who is currently attending college at Wake Forest University.

Uwharrie Capital Corp is a $350 million multi-bank holding company located in Albemarle, NC. The corporation offers a full range of financial solutions through its financial services subsidiary companies including Cabarrus Bank and Trust, Anson Bank and Trust, Bank of Stanly and Strategic Investment Group. Additional information about Uwharrie Capital Corp can be found by visiting www.UwharrieCapitalCorp.com or by calling 704-982-4415.